BLADE AIR MOBILITY, INC. 2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
BLADE AIR MOBILITY, INC., a Delaware corporation (the "Company"), hereby grants to the Participant named below an award (the "Award") of Restricted Stock Units ("RSUs"), payable in shares of the Company’s Common Stock (the “Shares”). The terms and conditions of the Award are set forth in this Award Agreement (the "Agreement") and the Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan (the "Plan"), which is attached hereto as Exhibit A.

Date of Grant	[DATE]	Participant's Name [NAME]

Number of RSUs	[X]

Vesting of RSUs
Subject to the (i) terms of the Plan, (ii) the forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant complying with all Company policies, the Confidential Information, Invention Assignment and Arbitration Agreement by and between the Participant and the Company and all other agreements with the Company, the RSUs shall become vested as follows (each such date, a “Vesting Date”):
[X]
Except as otherwise provided in the Plan or this Agreement, any portion of this Award that is not vested on the date of Participant’s Termination shall be forfeited. Unless the Company or Committee provides otherwise in writing, the Participant shall not receive vesting credit for any period after the Participant provides notice of resignation.

Payment Date
With respect to each Restricted Stock Unit that vests in accordance with this Agreement and the Plan, the Participant will be entitled to receive one Share in the calendar year in which the applicable Vesting Date occurs (each such date, a “Payment Date”), subject to the following:
[X]

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Plan document, and (ii) execute this Agreement.
By executing this Agreement, you agree to be bound by the terms and conditions of this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”).

BLADE AIR MOBILITY, INC.

_____________________________
Robert S. Wiesenthal
Chief Executive Officer

PARTICIPANT

______________________________        __________________________
Name:                            Date

BLADE AIR MOBILITY, INC. 2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
The following additional terms and conditions supplement the terms of the Plan and govern this Award of Restricted Stock Units:

Amount of RSU Payment	The vested RSUs shall be settled in Shares at the time set forth in the cover page, with each vested RSU (before withholding) equal to one Share.

Tax Withholding
The Award is subject to withholding for taxes at the time and in the amount determined by the Company and/or Service Recipient. Regardless of the amount withheld or reported, the Participant acknowledges that the Participant is responsible for all taxes in respect of the Award (other than the employer’s share of employment taxes) and such taxes may exceed the amount withheld, if any. None of the Company, the Service Recipient, or any of their Affiliates or Subsidiaries: (a) make any representations or undertakings regarding taxes in respect of the Award, including the grant of the Award, the vesting or settlement of the Award, the subsequent sale of any Shares acquired pursuant to the Award and the receipt of any dividends or dividend equivalents; or (b) commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant's liability for taxes.
Unless the Participant makes arrangements to pay withholding with cash, the number of Shares delivered upon settlement will be reduced to cover withholding. The reduction will be based on the fair market value of the Shares when withholding is due.
If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Award, the Participant expressly consents to withholding in multiple jurisdictions, in the amounts and in the manner as the Company determines to be required by Applicable Law and the Plan.

Post Change in Control Protection Period
Notwithstanding any provision of this Agreement to the contrary, 100% of the unvested RSUs will vest if the Participant’s employment is terminated by the Service Recipient without Cause (other than due to death or Disability) or the Participant resigns for Good Reason, in each case during the period commencing three months prior to a Change in Control and ending 12 months following a Change in Control. To accomplish the foregoing, if the Participant experiences a termination by the Service Recipient without Cause (other than due to death or Disability) or the Participant resigns for Good Reason prior to a Change in Control, all then unvested RSUs shall remain outstanding following such termination or resignation and, (i) if a Change in Control occurs prior to the expiration of the three month period following such termination, such RSUs shall vest on the date of the Change in Control, or (ii) if no Change in Control occurs prior to the expiration of such three month period, the unvested RSUs will automatically expire at the end of such three month period. “Good Reason” shall mean the Participant’s resignation within 30 days following the expiration of any Service Recipient cure period (discussed below) following the occurrence of one or more of the following, without the Participant’s express written consent: (i) a material reduction of the Participant’s duties, or responsibilities, provided, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless the Participant’s new duties are materially reduced from the Participant’s prior duties; (ii) a material reduction in the Participant’s base salary (for clarity, a reduction by 10% or more will be considered a material reduction); provided, that an across the board base salary reduction to all senior executives of the Company will not be grounds for Good Reason; or (iii) a material change in the geographic location of the Participant’s primary work facility or location; provided, that a relocation of less than 30 miles from the Participant’s then present location will not be considered a material change in geographic location. The Participant will not resign for Good Reason without first providing the Service Recipient with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a cure period of not less than 30 days following the date of such notice. “Cause” shall mean the Participant’s (i) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (ii) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (iii) conviction of, or plea of guilty or no contest to (A) any felony or (B) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (iv) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Service Recipient or any other member of the Company Group; or (vi) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; provided, in any case, that the Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereund

Dividend Equivalents
The Participant shall be entitled to accrue dividend equivalents with respect to the Shares underlying the RSUs. For each Share, the Participant shall accrue a right to receive cash or share dividends for which the record date is after the Date of Grant and before the Award is settled. Such amounts shall be subject to the same forfeiture and vesting conditions as the underlying Shares, and shall be paid (if at all) at the same time as the RSUs are settled, applying the same vesting percentage as applies for the Share

Cancellation and Rescission for Detrimental Activity
Notwithstanding any other provision of the Plan or this Agreement, the Participant acknowledges and agrees that the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any Detrimental Activity (as the term is defined in the Plan). The Participant further acknowledges and agrees that, if the Participant engages in Detrimental Activity, as determined by the Committee in its sole discretion, whether during the Participant’s employment or service with the Service Recipient or following Termination, the Committee may, in its sole discretion and to the extent permitted by Applicable Law, provide for the cancellation of any or all of the Participant’s outstanding Awards and/or forfeiture by the Participant of any gains realized on the vesting or settlement of the Award, and repayment of any such gain promptly to the Company.
The Participant agrees that the cancellation, rescission and recoupment provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement and/or recoupment of any gain hereunder is the penalty for violation; provided that the Participant may challenge the reasonableness of any forfeiture and/or recoupment that occurs after a Change in Control.

No Employment Rights	The grant of the Award shall not be interpreted to form an employment contract between the Participant and the Company and/or the Service Recipient.

Discretionary Nature of Award
The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, canceled or terminated by the Company, in its sole discretion, at any time. The grant of this Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other forms of Awards permitted under the Plan or other benefits in lieu thereof in the future. Future grants, if any (and the terms thereof), will be at the sole discretion of the Company. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment or service with the Service Recipie

Extraordinary Benefit
The Participant's participation in the Plan is voluntary. The value of this Award and any other Awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant's employment (and the Participant's employment contract, if any). Any grant under the Plan, including the grant of the Award, is not part of the Participant's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension, or retirement benefits or similar payment

Value of Benefit
The future value of the Award is unknown and cannot be predicted with certainty. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant's local currency and the United States dollar or any other event that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

No Public Offering
The grant of this Award is not intended to be a public offering of securities. No employee of the Company or its Subsidiaries or Affiliates is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan and provide the Participant with any legal, tax or financial advice with respect to the grant of this Award. The acquisition of Shares involves certain risks, and the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition and disposition of Shares under the Plan. Further, the Participant should carefully review all of the materials related to this Award and the Plan, and the Participant should consult with the Participant's personal legal, tax and financial advisers for professional advice in relation to the Participant's personal circumstance

Insider Trading Laws
By participating in the Plan, the Participant expressly agrees to comply with the Company’s insider trading policies and all Applicable Laws related to insider trading and fair dealing. Any restriction under Applicable Law is separate from and in addition to the restrictions imposed under Company policies. The Participant expressly acknowledges and agrees that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant should consult the Participant’s personal adviser for additional information on any trading restrictions that may apply to the Participant.

Recoupment
Notwithstanding any other provision of this Agreement, the Participant acknowledges and agrees that this Award, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment policy that the Company, the Service Recipient, or any of their Subsidiaries or Affiliates may establish or adopt ("Recoupment Policy"), in each case as in effect and amended from time to time. The Participant agrees and consents to the Company's application, implementation and enforcement of (a) the Recoupment Policy, and (b) any provision of Applicable Law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the Recoupment Policy (as applicable to the Participant) or Applicable Law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant's Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recoupment Policy conflict, the terms of the Recoupment Policy shall prevail. The provisions of this paragraph are in addition to, and not in lieu of, any provisions of this Agreement and/or the Plan relating to forfeiture and recoupment resulting from the Participant engaging in Detrimental Activit

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company

Data Privacy
The Company is located at New York, New York, United States of America and grants Awards under the Plan to employees of the Company and its Subsidiaries and Affiliates in its sole discretion. In conjunction with the Company’s grant of the Awards under the Plan and its ongoing administration of such Awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of this Award, the Participant expressly and explicitly consents to the personal data activities as described herein.

(a)Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Service Recipient. In granting the Awards under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares in settlement of the Awards and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Participant’s consent.

(b)Stock Plan Administration Service Provider. The Company may transfer the Participant’s personal data to an independent service provider in the United States of America to assist the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.

(c)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors and administrators.

Additional Requirements
The Company reserves the right to impose other requirements on the Award, any Shares acquired pursuant to the Award and the Participant's participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing

Severability
The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to Termination) shall be made in the Committee’s sole discretion. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated

Section 409A of the Code
Although the Company does not guarantee the particular tax treatment of the RSUs granted under this Agreement, the grant of RSUs under this Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. To the extent any payment made under this Agreement constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code, the provisions of Section 12(t) of the Plan shall apply.

Entire Understanding
This Agreement and the terms of the Plan constitute the entire understanding between the Participant and the Company and its Subsidiaries and Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

Participant’s Acknowledgement and Agreement
By accepting the grant of the Award, the Participant acknowledges that the Participant has read this Agreement and the Plan and the Participant specifically accepts and agrees to the provisions therein.